Exhibit 99.1

Cars.com Reports First Quarter 2026 Results

•
Revenue grew in line with guidance to $180.2 million, up 1% year-over-year
•
Net income increased to $5.0 million compared to net loss of ($2.0) million in the prior year
•
Adjusted EBITDA grew to $51.0 million, up 1% year-over-year; Adjusted EBITDA margin of 28.3% outperformed guidance of 26% to 27%
•
Net cash provided by operating activities was $39.8 million compared to $29.5 million in the prior year
•
Share repurchases totaled 3.8 million shares for $33 million through April 30, 2026; 2026 repurchase target has been increased to $90 million

CHICAGO, May 7, 2026 -- Cars.com Inc. (NYSE: CARS), a trusted audience-powered and data-driven technology platform that simplifies buying and selling cars, today released its financial results for the first quarter ended March 31, 2026.

“We delivered revenue growth in line with guidance in the first quarter on the back of continued Marketplace momentum and Adjusted EBITDA margin above the high end of guidance,” said Tobias Hartmann, Chief Executive Officer of Cars.com, Inc. "Disciplined execution on 2026 initiatives represents the first step in our evolution toward an interconnected product experience that drives value across our Marketplace and solutions suite. We are in the early innings of a plan to unlock platform differentiation, product integrations and AI enablement. To support this roadmap and establish a healthy foundation for future growth, we have reduced annual run-rate costs to operate with more agility and efficiency. Based on our progress to date and our commitment to returning value to shareholders, we also raised our full year share repurchase target. Looking ahead, we are focused on driving further financial and product improvements as we create a leading and trusted automotive marketplace experience."

Financial Highlights

(in thousands, except per share data)	Quarter Ended March 31,
	2026	2025	Change %
Revenue	$ 180,223	$ 179,024	1%
Net income (loss)	4,978	(2,013)	NM
Adjusted net income	26,651	23,956	11%
Adjusted EBITDA	51,020	50,721	1%
Net income (loss) per diluted share	0.08	(0.03)	NM
Adjusted net income per diluted share	0.45	0.37	22%

Key Metrics and Operational Highlights

(in millions, except dealer data)	Quarter Ended
	March 31, 2026	December 31, 2025	March 31, 2025	Change % Q/Q	Change % Y/Y
Average Monthly Unique Visitors	25.8	21.7	29.0	19%	(11%)
Traffic (“Visits”)	159.6	138.8	170.1	15%	(6%)
Monthly Average Revenue Per Dealer (“ARPD”)	$ 2,473	$ 2,472	$ 2,473	NM	NM
Dealer Customers	19,390	19,544	19,250	(1%)	1%

NM = Not meaningful

•
Recent cost reductions and process and organizational improvements build a healthier foundation for future growth and are expected to yield $25-30 million in recurring annualized savings in 2027.
•
New AI-powered features include conversational capabilities for the Cars.com Carson shopping assistant and model context protocol (MCP) integrations that embed Marketplace into agentic AI platforms.
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New Dealer App, available to all Marketplace customers, offers a broad range of on-the-go analytics to improve dealership efficiency across inventory, merchandising and leads.

Q1 2026 Results

Revenue for the first quarter was $180.2 million, up 1% compared to the prior year period. Subscription-based Dealer revenue of $163.0 million was up 2% year-over-year, supported by continued improvements in website and Marketplace value delivery, and Marketplace dealer customer growth. OEM and National revenue of $14.3 million was down 12% year-over-year due to continued OEM spending shifts.

Total operating expenses for the first quarter were $163.6 million compared to $172.6 million in the prior year period, down 5% year-over-year. For the quarter, lower depreciation and amortization and improved marketing efficiencies more than offset severance-related costs. Adjusted operating expenses for the quarter were $145.9 million, down 6% year-over-year largely due to lower depreciation and amortization.

Net income for the first quarter was $5.0 million, or $0.08 per diluted share, compared to Net loss of ($2.0) million, or ($0.03) per diluted share, in the year-ago period. The change in Net income is primarily attributable to lower depreciation and amortization. Adjusted net income for the first quarter was $26.7 million, or $0.45 per diluted share, compared to $24.0 million, or $0.37 per diluted share a year ago.

Adjusted EBITDA for the first quarter was $51.0 million, or 28.3% of revenue, compared to $50.7 million, or 28.3% of revenue in the year-ago period. Adjusted EBITDA grew 1% year-over-year, in line with revenue growth.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the first quarter was $39.8 million, compared to $29.5 million in the prior year, which is largely attributable to compensation accruals and the 2024 federal tax refund. Free cash flow for the first quarter totaled $33.5 million, compared to $23.7 million in the prior year, primarily due to the aforementioned favorable working capital changes.

Total debt outstanding was $455.0 million as of March 31, 2026. Total net leverage (as defined in the Company’s credit facility) was 1.8x as of March 31, 2026. Total liquidity as of March 31, 2026 was $359.6 million, which is defined as Cash and cash equivalents of $64.6 million and revolver capacity of $295.0 million.

Share Repurchase

The Company repurchased 3.8 million shares of common stock for $32.9 million from January 1, 2026 to April 30, 2026, of which 2.5 million shares of common stock was repurchased for $20.2 million in the first quarter ended March 31, 2026. On April 9, 2026, the Company raised its fiscal 2026 share repurchase target to $90 million, a 50% increase over the prior target of $60-plus million, reflecting its commitment to returning capital to shareholders.

As of April 30, 2026, approximately $141 million remains available under the current share repurchase authorization, which expires in February 2028.

“Our performance year-to-date demonstrates our ability to establish a foundation for revenue growth at increasing operating margins. We were pleased to outperform our Adjusted EBITDA guidance, improve free cash flow conversion, and increase capital return to shareholders via an enhanced 2026 share repurchase commitment,” said Sonia Jain, Chief Financial Officer of Cars.com, Inc. “Our cost reduction program is resulting in a healthier underlying cost structure that is aligned to our Marketplace strategy, which we believe is positioning us to continue growing both top- and bottom-line to create shareholder value.”

Outlook

Second Quarter 2026

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Revenue is expected to be flat to up 2% year-over-year, driven by continued Dealer revenue growth. OEM and National revenue is expected to remain under pressure, and guidance assumes that current advertising spending trends remain consistent for the quarter.
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Adjusted EBITDA margin is expected to be between 28.0% and 29.0%, reflecting operating efficiencies and a partial quarter of cost savings benefit from the cost reduction program undertaken in April.

Full Year 2026

The Company reaffirms its full year 2026 guidance:

•
Revenue is expected to be flat to up 2% year-over-year
•
Adjusted EBITDA margin is expected to be between 29.0% to 30.0%

Q1 2026 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at the Cars.com Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About Cars Commerce

Cars.com Inc. (NYSE:CARS) is a trusted audience-powered and data-driven technology platform that simplifies buying and selling cars. The flagship Cars.com marketplace connects millions of consumers to dealerships across the U.S., powering the car buying experience with artificial intelligence ("AI") shopping tools and comprehensive vehicle reviews and content. Our interconnected ecosystem of products enables dealers and OEMs to sell more cars by efficiently leveraging our marketplace, dealer websites, trade and appraisal tools, and proprietary in-market media solutions. Learn more at www.carscommerce.inc.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net (loss) income, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry.

While a reconciliation of non-GAAP measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to, as applicable, the timing, amount, valuation and number of future employee equity awards and the uncertainty relating to the timing, frequency, and effect of acquisitions and the significance of the resulting transaction-related expenses, the Company has provided a reconciliation of non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP in this earnings release, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (7) unrealized foreign currency exchange gains and losses, and (8) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the AccuTrade acquisition.

The Company defines Adjusted Net Income as GAAP net (loss) income excluding, net of their related tax effects: (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (4) unrealized foreign currency exchange gains and losses, and (5) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified upon first visit to an individual Cars.com property on an individual device/browser combination or installation of one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps). The Company measures UVs and Traffic via RudderStack. These metrics do not include traffic to Dealer Inspire, D2C Media, or DealerClub websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services and DealerClub, during the period divided by the monthly average number of Dealer Customers during the same period.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Dealer Customer metrics do not include DealerClub.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. These statements often use words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. Such forward-looking statements are based on estimates and assumptions that, while considered reasonable by Cars Commerce and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. While Cars Commerce and its management make such statements in good faith and believe such judgments are reasonable, you should understand that these statements are not guarantees of future strategic action, performance or results. Our actual results, performance, achievements, strategic actions or prospects could differ materially from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely on forward-looking statements in making investment decisions. When we make comparisons of results between current and prior periods, we do not intend to express any future trends, or indications of future performance, unless expressed as such, and you should view such comparisons as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission (“SEC”) on February 26, 2026 and our other filings filed with the SEC and available on our website at investor.cars.com or via EDGAR at www.sec.gov.

You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars Commerce Investor Relations Contact:

Katherine Chen

kchen@carscommerce.inc

Cars Commerce Media Contact:

Christine Spinelli

pr@cars.com

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Cars.com Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue:
Dealer	$163,007	$159,144
OEM and National	14,279	16,279
Other	2,937	3,601
Total revenue	180,223	179,024
Operating expenses:
Cost of revenue and operations	31,741	31,483
Product and technology	31,495	30,617
Marketing and sales	61,818	62,540
General and administrative	21,818	20,885
Depreciation and amortization	16,718	27,039
Total operating expenses	163,590	172,564
Operating income	16,633	6,460
Nonoperating expenses:
Interest expense, net	(7,231)	(7,668)
Other expense, net	(686)	(25)
Total nonoperating expense, net	(7,917)	(7,693)
Income (loss) before income taxes	8,716	(1,233)
Income tax expense	3,738	780
Net income (loss)	$4,978	$(2,013)
Weighted-average common shares outstanding:
Basic	58,928	64,467
Diluted	59,594	64,467
Net income (loss) per share:
Basic	$0.08	$(0.03)
Diluted	0.08	(0.03)

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$64,598	$56,236
Accounts receivable, net	135,030	131,945
Prepaid expenses	14,181	15,491
Other current assets	4,221	7,920
Total current assets	218,030	211,592
Property and equipment, net	35,521	35,223
Goodwill	166,620	167,207
Intangible assets, net	516,131	527,082
Deferred tax assets, net	85,499	88,594
Investments and other assets, net	31,612	32,720
Total assets	$1,053,413	$1,062,418
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$29,307	$27,749
Accrued compensation	33,921	38,074
Other accrued liabilities	53,319	47,564
Total current liabilities	116,547	113,387
Noncurrent liabilities:
Long-term debt, net	451,819	451,516
Deferred tax liabilities, net	6,053	6,241
Other noncurrent liabilities	18,246	18,744
Total noncurrent liabilities	476,118	476,501
Total liabilities	592,665	589,888
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 57,191 and 58,636 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	572	586
Additional paid-in capital	1,397,696	1,413,994
Accumulated deficit	(936,516)	(941,494)
Accumulated other comprehensive loss	(1,004)	(556)
Total stockholders' equity	460,748	472,530
Total liabilities and stockholders' equity	$1,053,413	$1,062,418

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$4,978	$(2,013)
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	6,175	9,661
Amortization of intangible assets	10,543	17,378
Stock-based compensation	8,569	8,334
Deferred income taxes	3,003	(343)
Provision for doubtful accounts	607	359
Amortization of debt issuance costs	473	473
Unrealized loss (gain) on foreign currency denominated transactions	637	(12)
Other, net	182	958
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,845)	2,410
Prepaid expenses and other assets	5,739	970
Accounts payable	1,546	(4,696)
Accrued compensation	(4,458)	(8,420)
Other liabilities	5,659	4,396
Net cash provided by operating activities	39,808	29,455
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(24,422)
Capitalization of internally developed technology	(6,000)	(4,984)
Purchase of property and equipment	(262)	(811)
Proceeds from sale of equity investment	—	9,481
Net cash used in investing activities	(6,262)	(20,736)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	—	10,000
Payments of Revolving Loan borrowings and long-term debt	—	(10,000)
Payments for stock-based compensation plans, net	(4,542)	(5,849)
Repurchases of common stock	(20,452)	(21,538)
Net cash used in financing activities	(24,994)	(27,387)
Effect of exchange rate changes on Cash and cash equivalents	(190)	(570)
Net increase (decrease) in Cash and cash equivalents	8,362	(19,238)
Cash and cash equivalents at beginning of period	56,236	50,673
Cash and cash equivalents at end of period	$64,598	$31,435
Supplemental cash flow information:
Cash (received) paid for income taxes	$(3,504)	$1,321
Cash paid for interest	983	1,164

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

Reconciliation of Net income to Adjusted EBITDA

	Three Months Ended March 31,
	2026	2025
Net income (loss)	$4,978	$(2,013)
Interest expense, net	7,231	7,668
Income tax expense	3,738	780
Depreciation and amortization	16,718	27,039
Stock-based compensation, including related payroll tax expense	8,815	8,703
Transaction-related and other one-time items	8,854	8,519
Non-operating foreign exchange loss	686	25
Adjusted EBITDA	$51,020	$50,721

Reconciliation of Net income (loss) to Adjusted Net income

	Three Months Ended March 31,
	2026	2025
Net income (loss)	$4,978	$(2,013)
Stock-based compensation, including related payroll tax expense	8,815	8,703
Amortization of intangible assets	10,543	17,378
Transaction-related items	6	2,930
Non-operating foreign exchange loss	686	25
Other one-time items	8,848	5,589
Income tax impact of adjustments	(7,225)	(8,656)
Adjusted net income	$26,651	$23,956

Adjusted net income per share, diluted	$0.45	$0.37
Weighted-average common shares outstanding, diluted*	59,594	65,137

* Weighted-average common shares outstanding, diluted, includes shares excluded from GAAP loss per share due to the net loss position for the three months ended March 31, 2025.

Reconciliation of Net cash provided by operating activities to Free cash flow

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$39,808	$29,455
Capitalization of internally developed technology	(6,000)	(4,984)
Purchase of property and equipment	(262)	(811)
Free cash flow	$33,546	$23,660

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended March 31, 2026:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$31,741	$(931)	$(242)	$30,568
Product and technology	31,495	(3,351)	(2,474)	25,670
Marketing and sales	61,818	(2,140)	(2,303)	57,375
General and administrative	21,818	(2,432)	(3,796)	15,590
Depreciation and amortization	16,718	—	—	16,718
Total operating expenses	$163,590	$(8,854)	$(8,815)	$145,921

Total nonoperating expense, net	$(7,917)	$686	$—	$(7,231)

(1) Includes severance, unrealized gains and losses on foreign currency denominated transactions, write-off of long-lived assets and transformation and other exit costs.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended March 31, 2025:

	As Reported (1)	Adjustments (1)(2)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$31,483	$(544)	$(178)	$30,761
Product and technology	30,617	(2,139)	(2,513)	25,965
Marketing and sales	62,540	(2,356)	(2,187)	57,997
General and administrative	20,885	(3,480)	(3,825)	13,580
Depreciation and amortization	27,039	—	—	27,039
Total operating expenses	$172,564	$(8,519)	$(8,703)	$155,342

Total nonoperating expense, net	$(7,693)	$25	$-	$(7,668)

(1) Certain prior year balances have been reclassified to conform to the current year presentation.

(2) Includes severance, transaction-related items, write-off of long-lived assets, unrealized gains and losses on foreign currency denominated transactions and transformation and other exit costs.